Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

January 15, 2007

YRC WORLDWIDE ANNOUNCES ORGANIZATIONAL CHANGES

•	Yellow Transportation and Roadway to be led by a single management team for accelerated business growth

•	Enterprise Solutions Group established for easier customer access to the complete service portfolio of YRC Worldwide brands

OVERLAND PARK, KAN., – YRC Worldwide Inc. (NASDAQ: YRCW) today announced organizational changes designed to support the corporation’s growth through increased efficiencies and focused business development strategies.

“The first phase of our strategy involved gaining sufficient scale and building greater capabilities through our acquisitions of Roadway and the USF companies, as well as our activities in China, such as our JHJ joint venture,” said Bill Zollars, Chairman, President and CEO. “YRC Worldwide now has the comprehensive service portfolio needed to support ongoing, profitable growth in the U.S. and around the world.”

YRC National Transportation

Zollars announced that the next phase of the strategy will bring the management of the corporation’s two largest subsidiaries – Yellow Transportation and Roadway – under one organization established as YRC National Transportation. Mike Smid has been named President and CEO of YRC National Transportation.

“Yellow Transportation and Roadway will maintain their strong, independent brands and networks in the marketplace,” Smid said. “The new organization will allow us to respond faster and more efficiently to the changing marketplace by leveraging our resources and experience. We are committed to bringing added value to customers for both brands through enhanced services and stronger supply chain solutions.”

Smid had been President of Roadway. He will be succeeded in that position by Terry Gilbert, who had been Executive Vice President of Sales and Marketing of Roadway. James Welch, President of Yellow Transportation, is retiring effective January 31. Welch will be succeeded by Maynard Skarka, who had been Senior Vice President of Operations for Yellow Transportation. Both Skarka and Gilbert will report to Smid.

YRC Enterprise Solutions Group

Zollars also announced the establishment of the YRC Enterprise Solutions Group to serve customers with transportation and logistics needs that span the comprehensive portfolio of services provided by the YRC Worldwide family of brands. This group will be led by Greg Reid, Executive Vice President - Enterprise Solutions Group and Chief Marketing Officer.

“This group will create a single point of contact for easier access to the portfolio of YRC Worldwide brands,” said Reid. “The YRC Enterprise Solutions Group will develop strategic solutions leveraging the services of all the YRC Worldwide companies and provide more value to our customers, resulting in additional growth for our operating companies.”

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, New Penn, USF Holland, USF Reddaway and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Media Contact:

Suzanne Dawson

Linden Alschuler & Kaplan

212.329.1420

sdawson@lakpr.com

Investor Contact:

Phil J. Gaines

913.696.6108

phil.gaines@yrcw.com